EXHIBIT 23.1

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-XXXXXX) and related Prospectus of Peoples Bancorp Inc. for the registration of 1,400,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2014, with respect to the consolidated financial statements of Peoples Bancorp Inc. and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Charleston, WV
June 13, 2014